EXHIBIT 32

CERTIFICATION OF 10-Q REPORT

OF

CROWN MEDIA HOLDINGS, INC.

FOR THE QUARTER ENDED MARCH 31, 2005

1.               The undersigned are the Chief Executive Officer and the Chief Financial Officer of Crown Media Holdings, Inc. (“Crown Media Holdings”).  This Certification is made pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.  This Certification accompanies the 10-Q Report of Crown Media Holdings for the quarter ended March 31, 2005.

2.               We certify that such 10-Q Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such 10-Q Report fairly presents, in all material respects, the financial condition and results of operations of Crown Media Holdings.

This Certification is executed as of June 13, 2005.

/s/ DAVID J. EVANS
David J. Evans, President and
Chief Executive Officer

/s/ WILLIAM J. ALIBER
William J. Aliber, Executive Vice President
and Chief Financial Officer